UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 25, 2005

Outlook Group Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	000-18815	39-1278569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1180 American Drive, Neenah, Wisconsin		54956
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(920) 722-2333

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 25, 2005, at the direction of the Board of Directors, the Outlook Group Corp. Compensation Committee determined and confirmed fiscal 2005 bonus and fiscal 2006 salary and bonus formula information for the executive officers of Outlook Group Corp. The determinations are as follows:
1. Joseph Baksha. Confirmed a payment of a bonus of $141,000 for fiscal 2005 in accordance with his employment agreement as in effect for fiscal 2005. For fiscal 2006, his salary will be $250,000 and his bonus determined as provided in his restated employment agreement (which Outlook Group previously filed).
2. Jeffry Collier. For fiscal 2005, a bonus of $32,393, was determined, representing 1% of EBIT over a specified level, with appropriate adjustments. For fiscal 2006, his salary was set at $145,000. Fiscal 2006 bonus will be determined by reference to 1% of EBIT over an increased specified level, with potential appropriate adjustments.
3. Paul Drewek. For fiscal 2005, a year end bonus of $35,000, determined by reference to the achievement of non-quantitative factors. This is in addition to an earlier $5,000 bonus in connection with the achievement of a special project. His 2006 salary was set at $145,000. His fiscal 2006 bonus similarly will be determined primarily based upon his achievement of non-statistical factors.
In addition, the definitive form of change in control agreements with Messrs. Collier and Drewek, in the form attached as Exhibit 10.1, was approved; agreements in that form were executed as of July 25, 2005. In general, the agreements provide for one year’s compensation upon specified circumstances after a change in control, as set forth in the agreement, which should be consulted for more detailed information. Outlook Group disclosed in a previous 8-K that those officers’ change in control arrangements would be formalized.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 - Form of Change in Control Agreements with Messrs. Collier and Drewek.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outlook Group Corp.

July 28, 2005	By:	Paul M. Drewek

Name: Paul M. Drewek
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Form of Change in Control Agreements with Messrs. Collier and Drewek